Exhibit 4.2

GATEWAY PACIFIC BANCORP

2008 Stock Plan

APPROVED BY THE BOARD OF DIRECTORS ON MAY 8, 2008

ADOPTED BY SHAREHOLDERS AS OF             , 2008

1.	PURPOSES.

(a) The purpose of this Plan is to provide a means by which Organizers and selected Employees and Directors of and Consultants to the Company, the Bank, and their Affiliates, may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Incentive Stock Options, and (ii) Nonstatutory Stock Options.

(b) The Company, by means of this Plan, seeks to reward the Bank’s Organizers for their financial support and personal efforts in organizing the Bank, to retain the services of persons who are now Employees, Directors and Consultants of the Company, the Bank, or their Affiliates, to secure and retain the services of new Employees and Directors, and to provide incentives for such persons to exert maximum efforts for the success of the Company, the Bank, and their Affiliates.

(c) All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

(d) Because this Plan is adopted in connection with the formation of Gateway Pacific Bank, which is intended to be an FDIC-insured California state-chartered bank, it shall be interpreted in accordance with and interpreted consistent with the FDIC Statement of Policy on Applications for Deposit Insurance.

2.	DEFINITIONS.

(a) “AFFILIATE” means any subsidiary corporation, whether now or hereafter existing, as that term is defined in Section 424(f) of the Code.

(b) “BANK” means Gateway Pacific Bank, a California corporation.

(c) “BENEFICIALLY OWNED” and “BENEFICIAL OWNERSHIP” shall have the meaning of “beneficial ownership” set forth in Securities and Exchange Commission Regulation 13d-3, provided that the exercise of voting rights by a nominee or proxy holder of the Board in connection with a meeting or proposed action by shareholders of the Company shall not be deemed to constitute such ownership and any ownership or voting power of the trustee under an employee benefit plan of the Company shall not be deemed to constitute such ownership.

(d) “BOARD” means the Board of Directors of the Company.

(e) “CHANGE IN CONTROL” means the occurrence of any of the following events after the third anniversary of the date the Bank opens for business: (i) the shareholders of the Company approve a merger or consolidation of the Company with any other entity such that after the transaction more than 50% of the outstanding Voting Securities of the surviving entity would be beneficially owned by Persons who did not beneficially own Voting Securities of the Company prior to the transaction, (ii) individuals who were members of the Board immediately prior to a meeting of the shareholders of the Company which meeting involves a contest for the election of at least one directorship, do not constitute at least a majority of the Board following such meeting or election, (iii) an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of Voting Securities of the Company by any Person, (iv) the shareholders of the Company approve a sale of all or substantially all of the assets of the Company or the liquidation of the Company, or (v) there is a change, during any period of two consecutive years or less of a majority of the Board as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.

(f) “CODE” means the Internal Revenue Code of 1986, as amended.

(g) “COMMITTEE” means a Committee appointed by the Board in accordance with subsection 3(c) of this Plan.

(h) “COMPANY” means Gateway Pacific Bancorp.

(i) “CONSULTANT” means any person, including an advisor, engaged by the Company, the Bank, or an Affiliate of the Company or the Bank to render consulting or advisory services.

(j) “CONTINUOUS STATUS AS AN EMPLOYEE OR DIRECTOR” means that the service of an individual to the Company or the Bank, whether as an Employee or Director, or in the case of a Consultant as a Consultant, is not interrupted or terminated. The Board or the chief executive officer of the Company may determine, in that party’s sole discretion, whether Continuous Status as an Employee or Director shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, the Bank, Affiliates of the Company or the Bank or their successors. In the case of an Employee whose service as an Employee terminates but he or she continues or begins to serve as a Director coincident with the termination of his or her service as an Employee, such Employee’s Continuous Status as an Employee or Director shall not be deemed interrupted or terminated.

(k) “DIRECTOR” means a member of the Board.

(l) “EMPLOYEE” means any person, including Officers and Directors, employed by the Company, the Bank or any Affiliate of the Company or the Bank. Neither service as a Director nor payment of a director’s fee by the Bank or the Company shall be sufficient to constitute “employment” by the Bank or the Company.

(m) “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

(n) “FAIR MARKET VALUE” means, as of any date, the value of the common stock of the Company determined as follows:

(1) If the common stock is listed on any established stock exchange shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company’s common stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(2) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board.

(o) “INCENTIVE STOCK OPTION” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) “NON-EMPLOYEE DIRECTOR” means a Director who either (i) is not currently an Employee of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “NONSTATUTORY STOCK OPTION” means an Option not intended to qualify as an Incentive Stock Option.

(r) “OFFICER” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “OPTION” means a stock option granted pursuant to this Plan.

(t) “OPTIONEE” means a person to whom an Option is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Option.

(u) “ORGANIZER” means a person who provides seed money for the organization of the Bank or the Company.

(v) “ORGANIZER OPTION” means one of the options granted to an Organizer that is specifically described as such in the relevant Stock Option Agreement, which shall be granted in recognition of the seed money for the organization of the Bank or the Company provided by such Organizer, and the actual investment by such Organizer in the common stock of the Company.

(w) “OUTSIDE DIRECTOR” means a Director who either (i) is not a current Employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified retirement plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code) from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(x) “PERSON” shall have the meaning ascribed in Sections 13(d) and 14(d) of the Exchange Act.

(y) “PLAN” means this 2008 Stock Plan.

(z) “RULE 16B-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect with respect to the Company at the time discretion is being exercised regarding this Plan.

(aa) “SECURITIES ACT” means the Securities Act of 1933, as amended.

(bb) “STOCK OPTION AGREEMENT” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Stock Option Agreement shall be subject to the terms and conditions of this Plan.

(cc) “VOTING SECURITIES” shall mean any securities the holders of which are then entitled to vote for the election of directors.

3.	ADMINISTRATION.

(a) This Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

(1) To determine from time to time which of the persons eligible under this Plan shall be granted Options; when and how each Option shall be granted; whether an Option will be an Incentive Stock Option, a Nonstatutory Stock Option, or a combination of the foregoing; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Option; and the number of shares with respect to which an Option shall be granted to each such person.

(2) To construe and interpret this Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in any Stock Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective.

(3) To amend this Plan or an Option as provided in Section 12.

(4) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and which are not in conflict with the provisions of this Plan.

(c) The Board may delegate administration of this Plan to a committee or committees of the Board composed of one (1) or more members (the “Committee”). In the discretion of the Board, the Committee may be composed of two (2) or more Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of this Plan.

4.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the common stock that may be issued pursuant to Options shall equal                                                  (            ) shares [no more than 30% of the Voting Securities issued by the Company following its initial offering of such securities]; provided that the maximum number of shares of common stock that may be issued pursuant to Incentive Stock Options shall be                                                      (            ) shares [to be determined based on modeling for number of options to be issued to employees]. Any grant of Options shall indicate whether such Options are intended to be Incentive Stock Options or Nonstatutory Stock Options. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert to and again become available for issuance under this Plan upon exercise of an Incentive Stock Option or Nonstatutory Stock Option, as applicable.

(b) The stock subject to this Plan shall be unissued shares of common stock.

5.	ELIGIBILITY.

(a) Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted only to Employees, Directors, Organizers or Consultants. All Options granted to Directors and Consultants in such capacities, and all Organizer Options shall be Nonstatutory Stock Options.

(b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates or any parent corporation as defined in Section 424(e) of the Code, unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) PRICE. The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code (involving a corporate reorganization).

(c) CONSIDERATION. The exercise price of an Option shall be paid in cash at the time the Option is exercised.

(d) TRANSFERABILITY. An Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person, provided that an Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

(e) VESTING. The total number of shares of stock subject to an Option shall be allotted in periodic installments (which may, but need not, be equal). The Stock Option Agreement shall provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Stock Option Agreement may provide that an Option shall vest annually, quarterly, monthly or on any other basis as determined by the Board.

(1) However, notwithstanding the foregoing, as a general rule an Option granted during the first three years from the date the Bank opens for banking business as an FDIC-insured institution, shall vest no more quickly than ratably from the date of grant through the third anniversary of the date of grant. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate, or as may be set forth in an employment agreement with an Employee. The provisions of this subsection 6(e)(1) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(2) Organizer Options granted to Organizers who do not serve as Directors, Officers, Employees or Consultants following the opening of the Bank for banking business as an FDIC-insured institution, may vest immediately, in the discretion of the Board at the date the Options are granted, and further provided that such immediate vesting may be cancelled or reduced so that vesting occurs in accordance with subsection 6(e)(1) upon resolution of the Board after the date of issuance of such Options.

(f) TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR. Except with respect to Organizer Options, in the event an Optionee’s Continuous Status as an Employee or Director terminates, the Optionee, or his or her legal representative (in the event of disability, if such representative is duly acting, or in the event of death), may exercise his or her Option (to the extent that the Optionee was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the expiration of the term of the Option as set forth in the Stock Option Agreement or (ii) the date three (3) months following the termination of the Optionee’s Continuous Status as an Employee or Director (or such shorter period specified in the Stock Option Agreement), subject to any provision in an employment agreement with an Optionee who is an Employee, if any, to the contrary. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under this Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under this Plan.

(g) SPECIAL PROVISIONS REGARDING ORGANIZER OPTIONS. Organizer Options may be issued to a trust revocable by an Organizer.

7.	CANCELLATION AND RE-GRANT OF OPTIONS.

(a) The Board or the Committee shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options under this Plan and/or (ii) with the consent of the affected holders of Options, the cancellation of any outstanding Options under this Plan and the grant in substitution therefor of new Options under this Plan covering the same or different numbers of shares of stock, but having an exercise price per share not less than one hundred percent (100%) of the Fair Market Value or, in the case of a 10% shareholder (as described in subsection 5(b)) receiving a new grant of an Incentive Stock Option, not less than one hundred ten percent (110%) of the Fair Market Value) per share of stock on the new grant date. Notwithstanding the foregoing, the Board or the Committee may grant an Option with an exercise price lower than that set forth above if such Option is granted as part of a transaction to which section 424(a) of the Code applies.

(b) The repricing of an Option under this Section 7, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option. The provisions of this subsection 7(b) shall be applicable only to the extent required by Section 162(m) of the Code.

8.	COVENANTS OF THE COMPANY.

(a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to issue and sell shares of stock upon exercise of the Option; provided, however, that this undertaking shall not require the Company to register under the Securities Act either this Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Subject to the restrictions in subsection 6(e), the Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e) notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

(b) Neither an Employee nor Director nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

(c) Nothing in this Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Director or other holder of Options any right to continue in the employ of or as a consultant to the Company, the Bank or any Affiliate of the Company or the Bank (or to continue acting as a Director) or shall affect the right of the Company, the Bank or any Affiliate of the Company or the Bank to terminate the employment of any Employee with or without Cause, the right of the Company’s Board and/or the Company’s shareholders to remove any Director as provided in the Company’s Bylaws and the provisions of applicable law, or the right of the Bank’s board of directors and/or shareholders to remove any Bank director, officer, employee or consultant as provided in the Bank’s bylaws and the provisions of applicable law.

(d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company, the Bank, and their Affiliates and any parent corporation as defined in Section 424(e) of the Code, exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) The Company may require any Optionee, or any person to whom an Option is transferred pursuant to subsection 6(d), as a condition of exercising or acquiring stock under any Option, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Option has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f) To the extent provided by the terms of a Stock Option Agreement and to the extent permitted by applicable law and regulations, an Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under an Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

(g) If the Bank’s or the Company’s capital falls below the minimum requirements contained in Section 3 of Part 12 of the Code of Federal Regulations, 12 CFR 3 (as applicable to the Bank), the Appendices to Regulation Y in Part 225 of 12 CFR (as applicable to the Company), or below a higher requirement as determined by the California Department of Financial Institutions (“DFI”), the Federal Deposit Insurance Corporation (“FDIC”), or the Federal Reserve Board (the “FRB”), the DFI, FDIC or FRB may direct the Company to require Optionees to exercise or forfeit their Options. The Company shall notify each Optionee within 45 days from the date the DFI, FDIC or the FRB notifies the Company in writing that the Optionees must exercise or forfeit their Options. The Company is authorized and shall cancel such Options to the extent they are not exercised within 21 days after the Company’s notification to Optionees.

(h) In the event that the DFI, FDIC, FRB or other relevant bank regulatory authority takes the position either orally or in writing that the number of shares subject to an outstanding Option or the terms of any outstanding Option do not comply with the FDIC Statement of Policy on Applications for Deposit Insurance, notwithstanding any provision of this Plan or any Option to the contrary, the Board shall have the power to amend such Option and the related Stock Option Agreement so as to comply with the FDIC Statement of Policy on Applications for Deposit Insurance in accordance with such position upon notice to the Optionee.

11.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to this Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Plan will be appropriately adjusted in the type(s) and maximum number of securities subject to this Plan pursuant to subsection 4(a), and the outstanding Options will be appropriately adjusted in the type(s) and number of securities and price per share of stock subject to such outstanding Options. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of a Change in Control, all outstanding Options shall immediately become one hundred percent (100%) vested, and the Board shall notify all participants that their outstanding Options shall be fully exercisable for a period of three (3) months (or such other period of time not exceeding six (6) months as is determined by the Board) from the date of such notice, and any unexercised Options shall terminate upon the expiration of such period.

12.	AMENDMENT OF THE PLAN AND OPTIONS.

(a) The Board at any time, and from time to time, may amend this Plan and/or some or all outstanding Options granted under this Plan. However, (i) except as provided in section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary for this Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements, and (ii) no amendment that would cause this Plan not to be in compliance with any applicable bank regulatory guidelines may be adopted without the prior consent or acquiescence of the appropriate bank regulatory authority.

(b) The Board may in its sole discretion submit any other amendment to this Plan for shareholder approval, including, but not limited to, amendments to this Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring this Plan and/or Incentive Stock Options granted under it into compliance therewith, subject to applicable bank regulatory guidelines and applicable bank regulations.

(d) Rights and obligations under any Option granted before amendment of this Plan shall not be impaired by any amendment of this Plan unless (i) (A) the Company requests the consent of the person to whom the Option was granted and (B) such person consents in writing; or (ii) such amendment is required to comply with applicable bank regulatory guidelines and/or bank regulations as determined by the Board.

(e) The Board at any time, and from time to time, may amend the terms of any one or more Options, subject to the provisions of this Plan; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment, other than an amendment made under Section 10(h), unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

13.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may suspend or terminate this Plan at any time. Unless sooner terminated, this Plan shall terminate on the date that is ten (10) years from the date this Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Options may be granted under this Plan while this Plan is suspended or after it is terminated.

(b) Rights and obligations under any Option granted while this Plan is in effect shall not be impaired by suspension or termination of this Plan, except with the written consent of the person to whom the Option was granted.

14.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective as determined by the Board, but no Options granted under this Plan shall be exercised unless and until this Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date this Plan is adopted by the Board.